Exhibit 3.1

Amendments to Articles V, XII(A), and XIII
of the Spartan Stores, Inc. Restated Articles of Incorporation

ARTICLE V

BOARD OF DIRECTORS; CLASSIFICATION;
VACANCIES; NOMINATIONS

          A.          The number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors. The number of directors of the Corporation shall not be less than three (3).

          B          The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Regardless of anything to the contrary in these Restated Articles of Incorporation, commencing with the annual meeting of shareholders that is held in calendar year 2011 (the "2011 Annual Meeting"), the directors shall be elected annually for terms of one year, except that any director in office at the 2011 Annual Meeting whose term expires at the annual meeting of shareholders held in calendar year 2012 or calendar year 2013 shall continue to hold office until the end of the term for which such director was elected and until such director's successor shall have been elected and qualified. Accordingly, at the 2011 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2012 and until such directors' successors shall have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2012, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2013 and until such directors' successors shall have been elected and qualified. At the annual meeting of shareholders in the calendar year 2013 and each annual meeting occurring thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such directors' successors shall have been elected and qualified.

          C.          Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum. Any director chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing and subject to paragraph B. of this Article V, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, if the holders of any class or series of preferred stock are entitled to elect one or more directors to the exclusion of other shareholders, vacancies of any directorship elected by that class or series may be filled only by majority vote of the directors elected by that class or series then in office, whether or not a quorum, or by the holders of that class or series. Subject to paragraph B. of this Article V, when the number of directors is changed, any newly created or eliminated directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE XII

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

                    The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however:

          A.          Supermajority-In General. No amendment to these Restated Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Articles V, VI, VII, VIII or IX of these Restated Articles of Incorporation, or this Section A of Article XII~~, and the shareholders of the Corporation shall not have the right to alter, modify, or repeal any or all provisions of the bylaws of the Corporation~~, unless such amendment, alteration, modification, or repeal is adopted by the affirmative vote of the holders of not less than two-thirds (2/3) of the Voting Stock; provided, that this Section A shall not apply to, and such 2/3 vote shall not be required for, any amendment, alteration, modification, or repeal that has first been approved by the affirmative vote of 80% of the entire Board of Directors.

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ARTICLE XIII

AMENDMENT OF BYLAWS

                    The bylaws of the Corporation may be amended, altered, or repealed, or new bylaws may be adopted at any time by the Board of Directors without shareholder approval. The bylaws of the Corporation may not be amended, altered, or repealed, or new bylaws adopted, by the shareholders of the Corporation except upon the affirmative vote of at least ~~80%~~ two-thirds (2/3) of the total voting power of all shares of stock entitled to vote in the election of directors, voting together as a single class at an annual or special meeting of shareholders.